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[LETTERHEAD OF MALONE & BAILEY
APPEARS HERE]

                                                                    EXHIBIT 23.2


            CONSENT OF MALONE & BAILEY, PLLC, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8), pertaining to the Warrants to Hakeem, Inc., Tim Connolly, Jan Carson Connolly, and H. Russel Douglas, Options to Akin Olajuwon and Jesse Marion, the Compensation Agreement of Brewer & Pritchard, P.C. and the Applied Voice Recognition, Inc. 1997 Incentive Plan of our report dated March 12, 1997 (except for Note 15, as to which the date is April 13, 1998).



MALONE & BAILEY, PLLC
Houston, Texas

April 15, 1998